EXHIBIT 99.1

FIRST AMENDMENT TO
LICENSE AGREEMENT
     This FIRST AMENDMENT TO THE LICENSE AGREEMENT (this “First Amendment”), effective as of December 30th, 2005 (the “First Amendment Effective Date”), is entered into by and between the University of Connecticut Health Center (“UCHC”), a public institution of higher education, c/o its Center for Science and Technology Commercialization, with a principal office at 263 Farmington Avenue, Farmington, CT 06030-6207, and Halozyme, Inc. (“HALOZYME”), a California Corporation, with a principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, CA 92121, and is the first amendment to that LICENSE AGREEMENT (the “License Agreement”) between UCHC and Deliatroph Pharmaceuticals, Inc. (the predecessor-in-interest of HALOZYME) that was entered into as of November 15, 2002. Each of UCHC and HALOZYME are sometimes referred to herein as a party, collectively as the parties.
     WHEREAS, Section 3.1(b)-(d) of the License Agreement provides for certain payments which are to be made in connection with the development and commercialization of “LICENSED PRODUCT” as that term is defined in the License Agreement;
     WHEREAS, Section 1.3 of the License Agreement provides that “LICENSED PRODUCT” shall mean any product which (or the use of which) absent the license granted hereunder, would infringe one or more Valid Claims of the Patent Rights, as those terms are defined in the License Agreement;
     WHEREAS, the Patent Rights are directed to PH20 “isolated DNA” or a “DNA expression construct”;
     WHEREAS, HALOZYME and its predecessor-in-interest have developed protein products comprising PH20 hyaluronidase, particularly PH20 enzymes;
     WHEREAS, PH20 DNA-based products may be developed and used for therapy but are not expected to be approved for use in humans and/or sold commercially for some time after the development of PH20 protein products, particularly after the in vivo testing and use of PH20 protein products in humans;
     WHEREAS, pursuant to the terms provided below, the parties are willing for UCHC to share in HALOZYME’s current and ongoing commercial success in the development and commercialization of protein-based PH20 products derived from vectors and/or cell lines produced using modified PH20 DNAs, including PH20 enzymes (“PROTEIN PRODUCT(S)”) even though such PROTEIN PRODUCT(S) do not meet the agreed-upon definition of “LICENSED PRODUCT” (for reasons as noted above) since the development of such PROTEIN PRODUCTS would effectively represent commercialization of the underlying technology in satisfaction of both parties’ obligations to promote utilization of the technology;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in the License Agreement (and including the amendments contained herein), the parties agree to amend the License Agreement as follows:
     In Section 2.1, the following parenthetical is added at the end of the paragraph: “(including, by way of further illustration and without limitation, the use of LICENSED PRODUCTS for the generation of vectors and/or cell lines comprising PH20 DNA, which vectors and/or cell lines may be used to produce PH20 proteins).”
     In Section 3.1, 3.1(a) is deleted in its entirety and new subsections 3.1(a1)-(a3) are inserted as follows to provide UCHC with payments related to the commercialization of PROTEIN PRODUCT(S):
     "(a1) Supplemental License Fee. Within thirty (30) days of March 1, 2005, Halozyme, Inc. (HALOZYME, as the successor-in-interest of DELIATROPH) shall owe to UCHC a one-time Supplemental License Fee of Twenty Five Thousand Dollars ($25,000), which payment is considered to have been satisfied by HALOZYME’s payment to UCHC of Twenty Five Thousand Dollars ($25,000) (which was made by check to UCHC dated March 4, 2005);
     "(a2) Technology Access Fee. Within thirty (30) days of May 1, 2005, HALOZYME shall owe to UCHC a one-time Technology Access Fee of Two Hundred Fifty Thousand Dollars ($250,000), which payment is considered to have been satisfied by HALOZYME’s payment to UCHC of Two Hundred Fifty Thousand Dollars ($250,000) (which was made by check to UCHC dated May 9, 2005);
     "(a3) Annualized Technology Fee. A Technology Fee of Two-Million-Five-Hundred-Thousand Dollars ($2,500,000) is owed to UCHC and shall be paid according to the following schedule. On or before February 23rd of 2006, and then on or before each February 23rd thereafter until and including February 23rd of 2015, HALOZYME shall pay to UCHC an Annualized Technology Fee of Two Hundred Fifty Thousand Dollars ($250,000). In the event that Halozyme is required to or elects to discontinue commercialization of PROTEIN PRODUCT(S) at any time prior to February 23rd of 2015, it may terminate this Agreement pursuant to the terms of Section 11.1 (in connection with which, it would be obligated to pay fees as provided under that Section).”
     In Section 4, subsection 4.1 is replaced in its entirety by the following:
     “4.1 Diligence Requirements. The diligence obligations of HALOZYME shall be satisfied by HALOZYME’s or its sublicensee’s current and continued commercialization of PROTEIN PRODUCT(S) or of LICENSED PRODUCTS coupled with HALOZYME’s current and continued obligation to pay the Annualized Technology Fee to UCHC pursuant to subsection 3.1(a3) of the License Agreement, as amended. As provided under Section 11.3(a) of the License Agreement, as amended, in the event that HALOZYME does not pay any Annualized Technology Fee payment due to UCHC, and fails to make such payment within thirty (30) days after receiving written notice of such failure, then UCHC may then terminate this Agreement immediately upon written notice to HALOZYME.”

     In Section 11.1, the following sentence is added at the end of the paragraph:
     “In the event that HALOZYME is required to or elects to terminate this Agreement prior to February 23rd of 2015, and HALOZYME and/or its sublicensee is not continuing to make, have made, sell, have sold or otherwise commercialize any PROTEIN PRODUCT(S), then HALOZYME shall pay to UCHC on the day of such termination a one-time Termination Fee equal to Two Hundred Fifty Thousand Dollars ($250,000). In the event that HALOZYME and/or its sublicensee should thereafter, at any time prior to February 23rd 2015, resume making, having made, selling, having sold or otherwise commercializing any PROTEIN PRODUCT(S), then the License Agreement shall be deemed automatically reinitiated on the date of such resumption and HALOZYME’s obligations to make payments under Section 3.1(a3) shall be replaced by a one-time Reinitiation Fee of Two Hundred Fifty Thousand Dollars ($250,000) times X plus one (1) (where X is equal to 2015 minus the calendar year of such resumption). Neither suspension of commercialization for any reason nor termination by HALOZYME pursuant to Section 11.1 shall relieve HALOZYME of its full monetary obligation to pay any applicable Termination Fee or Reinitiation Fee to UCHC as described above.”
In Section 11.4(c), the following phrase is added at the end of the paragraph:
“, including the one-time Termination Fee described in Section 11.1.”
     This First Amendment may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument and shall be deemed to be a valid amendment in accordance with Section 13.9 of the License Agreement.
     IN WITNESS WHEREOF, the parties hereto have each caused this First Amendment to the License Agreement to be executed by their duly authorized representatives as of the Effective Date noted above.

UCHC		HALOZYME, INC.

By:	/s/ Michael F. Newborg	By:	/s/ Jonathan E. Lim

Name:	Michael F. Newborg	Name:	Jonathan E. Lim, MD

Title:	Executive Director, Center for Science &	Title:	President & CEO

Technology Commercialization